As filed with the Securities and Exchange Commission on August 5, 2008

Registration No. 333-149327

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

REDSTAR PARTNERS INC.
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	6770	98-0563773
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

122 East 42nd Street, 17th Floor
New York, New York 10168
(212) 551-7815
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)

Nathan J. Mazurek, Chairman of the Board,
Chief Executive Officer and President
122 East 42nd Street, 17th Floor
New York, New York 10168
(212) 551-7815
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

David Alan Miller, Esq. Jeffrey M. Gallant, Esq. Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174 (212) 818-8800 (212) 818-8881 – Facsimile	Douglas S. Ellenoff, Esq. Kathleen L. Cerveny, Esq. Sarah E. Williams, Esq. Ellenoff Grossman & Schole LLP 150 East 42nd St., 11th Floor New York, NY 10017-5612 (212) 370-1300 (212) 370-7889 – Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment is being filed solely to include an exhibit to this registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Initial Trustees’ fee	$1,000.00	(1)
SEC Registration Fee	3,008.23
FINRA filing fee	8,154.51
Accounting fees and expenses	50,000.00
Printing and engraving expenses	125,000.00
Directors & Officers liability insurance premiums	120,000.00	(2)
Legal fees and expenses (including blue sky fees and expenses)	380,000.00
Miscellaneous	82,837.26	(3)
Total	$770,000.00

(1)	In addition to the initial acceptance fee that is charged by Continental Stock Transfer & Trust Company, as trustee, the registrant will be required to pay to Continental Stock Transfer & Trust Company annual fees of $3,000 for acting as trustee, $4,800 for acting as transfer agent of the registrant’s common stock, $2,400 for acting as warrant agent for the registrant’s warrants and $1,800 for acting as escrow agent.
(2)	This amount represents the approximate amount of director and officer liability insurance premiums the registrant anticipates paying following the consummation of its initial public offering and until it consummates a business combination.
(3)	This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association will provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own fraud or willful default.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

(a) During the past three years, we sold the following shares of common stock without registration under the Securities Act:

Stockholders	Number of Shares
Parallax Power Components LLC	840,938
McWong Consultants, Inc.	452,812

Such shares were issued on January 3, 2008 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to sophisticated, accredited investors. The shares issued to the investors above were sold for an aggregate offering price of $25,000 at an average purchase price of approximately $0.002 per share. In May 2008, Parallax Power Components LLC and McWong Consultants, Inc. transferred 39,855 and 90,562 ordinary shares, respectively, to Jonathan Tulkoff and Alex Ping Zhang, respectively. In June 2008, McWong Consultants, Inc. and Alex Ping Zhang transferred their ordinary shares to McWong Investments, LLC. In July 2008, our initial shareholders contributed back to us, at no cost, an aggregate of 431,250 ordinary shares, which upon receipt were cancelled by us. In July 2008, our board of directors also issued a dividend of a warrant, each to purchase one ordinary share, for each outstanding ordinary share.

Parallax Power Components LLC, McWong Investments LLC, and Jonathan Tulkoff have committed to purchase from us 1,850,000 warrants at $1.00 per warrant (for an aggregate purchase price of $1,850,000). These purchases will take place on a private placement basis simultaneously with the consummation of our initial public offering. These issuances will be made pursuant to the exemption from registration contained in Section 4(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
3.1	Amended and Restated Memorandum and Articles of Association.*
4.1	Specimen Unit Certificate.*
4.2	Specimen Ordinary Shares Certificate.*
4.3	Specimen Warrant Certificate.*
4.4	Form of Unit Purchase Option to be granted to Representative.*
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
5.1	Opinion of Maples and Calder.
5.2	Opinion of Graubard Miller.*
10.1	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Nathan J. Mazurek.*
10.2	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Margaret Wong.*
10.3	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
10.4	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders.*
10.5	Form of Warrant Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and each of Parallax Power Components LLC, McWong Investments LLC and Jonathan Tulkoff.*
10.6	Form of Letter Agreement between Provident Management and Registrant regarding administrative support.*
10.7	Form of Promissory Note issued to Parallax Power Components LLC.*
10.8	Form of Registration Rights Agreement among the Registrant and the Initial Stockholders.*
10.9	Form of Subscription Agreements among the Registrant, Graubard Miller and each of Parallax Power Components LLC, McWong Investments LLC and Jonathan Tulkoff.*
10.10	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Alex Ping Zhang.*
10.11	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc. and Jonathan Tulkoff.*
10.12	Revolving Line of Credit.*
23.1	Consent of Rothstein, Kass & Company, P.C.*
23.2	Consent of Maples and Calder (included in Exhibit 5.1).
23.3	Consent of Graubard Miller (included in Exhibit 5.2).*
24	Power of Attorney (included on signature page of this Registration Statement).*

*	Previously filed.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 5th day of August 2008.

REDSTAR PARTNERS INC.

By:	/s/ Nathan J. Mazurek Name: Nathan J. Mazurek Title: President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Nathan J. Mazurek Nathan J. Mazurek	Chairman of the Board, Chief Executive Officer and President (Principal executive officer and principal financial and accounting)	August 5, 2008
/s/ Margaret Wong Margaret Wong	Vice Chairman of the Board and Executive Vice President	August 5, 2008